[[1]]FINEDG:[18389.LTR]00001.PIP
 EDGAR only               EDG: 27-FEB-1997
 00:02   BLK: 00-000-0000 00:00
[[1]]BISYS FUND SERVICES
      A/R FUNDS/UIT   R.R. Donnelley
 (614) 461-6464        WP2EDG

              [LETTERHEAD OF KPMG
PEAT MARWICK LLP APPEARS HERE]

The Board of Directors
   of The Infinity Mutual Funds, Inc.--The AmeriStar
   Mutual Funds:

In planning and performing our audit of the financial statements of The
AmeriStar Mutual Funds (AmeriStar
 (formerly ValueStar) Money Market Portfolio,
AmeriStar (formerly ValueStar) U.S. Treasury
Money Market Portfolio, AmeriStar
(formerly ValueStar) Capital Growth
 Portfolio, AmeriStar (formerly ValueStar)
Tennessee Tax Exempt Bond Portfolio,
AmeriStar Limited Duration Income Portfolio
(formerly ValueStar Short-Intermediate
Duration Bond Portfolio) and the
AmeriStar Core Income Portfolio
(formerly ValueStar Investment Grade Bond
Portfolio)) for the year ended December 31, 1996, we considered its internal controls, including procedures for safeguarding securities, in order to
determine our auditing procedures for
 the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not
to provide assurance on the internal controls.

The management of The AmeriStar Mutual
Funds is responsible for establishing and maintaining internal controls. In fulfilling this responsibility, estimates and
judgments by management are required to
 assess the expected benefits and related costs of internal control policies and procedures.
 Two of the objectives of
internal controls are to provide management
 with reasonable, but not absolute,
assurance that assets are safeguarded
 against loss from unauthorized use or
disposition and that transactions are executed
 in accordance with management's
authorization and recorded properly
to permit preparation of financial
statements in conformity with generally
 accepted accounting principles.

Because of inherent limitations in any internal
 controls, errors or
irregularities may occur and not be detected.
  Also, projection of any
evaluation of the internal controls to future
 periods is subject to the risk
that it may become inadequate because of
 changes in conditions or that the
effectiveness of the design and operation may deteriorate.

Our consideration of the internal controls
 would not necessarily disclose all
matters in the internal controls that
 might be material weaknesses under
standards established by the American
 Institute of Certified Public Accountants.
A material weakness is a condition in which
 the design or operation of the
specific internal control elements does not
 reduce to a relatively low level the
risk that errors or irregularities in amounts
 that would be material in relation
to the financial statements being audited may
 occur and not be detected within a
timely period by employees in the normal
 course of performing their assigned
functions.  However, we noted no matters
 involving the internal controls,
including procedures for safeguarding securities,
 that we consider to be
material weaknesses as defined above as of December 31, 1996.

This report is intended solely for the
 information and use of management and the Securities and Exchange Commission.


                                       /s/ KPMG Peat Marwick LLP

Columbus, Ohio
February 18, 1997